Exhibit 4(e)
__________, 2009

                            Company Order and Officers’ Certificate
                        ___% Senior Notes, Series __, due 20__

Deutsche Bank Trust Company Americas
60 Wall Street
New York, NY 10005

Ladies and Gentlemen:

Pursuant to Article Two of the Indenture, dated as of September 1, 1997 (as it may be amended or supplemented, the “Indenture”), from Ohio Power Company (the “Company”) to Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), and the Board Resolutions dated June 30, 2009, a copy of which certified by the Secretary or an Assistant Secretary of the Company is being delivered herewith under Section 2.01 of the Indenture, and unless otherwise provided in a subsequent Company Order pursuant to Section 2.04 of the Indenture,

1. The Company’s __% Notes, Series __, due 20__ (the “Notes”) are hereby established. The Notes shall be in substantially the form attached hereto as Exhibit 1.

2.    The terms and characteristics of the Notes shall be as follows (the numbered clauses set forth below corresponding to the numbered subsections of Section 2.01 of the Indenture, with terms used and not defined herein having the meanings specified in the Indenture):

(i) the aggregate principal amount of Notes which may be authenticated and delivered under the Indenture shall be limited to $__0,000,000, except as contemplated in Section 2.01 of the Indenture;

(ii) the date on which the principal of the Notes shall be payable shall be _______, 20__.

(iii)     interest shall accrue from the date of authentication of the Notes; the Interest Payment Dates on which such interest will be payable shall be _______ and ________, and the Regular Record Date for the determination of holders to whom interest is payable on any such Interest Payment Date shall be __________ and _________, respectively; provided that the first Interest Payment Date shall be _____________ and interest payable on the Stated Maturity Date or any Redemption Date shall be paid to the Person to whom principal shall be paid;

(iv)	the interest rate at which the Notes shall bear interest shall be ___% per annum;

(v)    the Notes shall be redeemable at the option of the Company, in whole at any time or in part from time to time, upon not less than thirty but not more than sixty days’ previous notice given by mail to the registered owners of the Notes at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 45 basis points, plus, in each case, accrued interest thereon to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“remaining life”) of the Senior Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life of the Senior Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us and reasonably acceptable to the Trustee.

“Reference Treasury Dealer” means Calyon Securities (USA) Inc., Citigroup Global Markets Inc. and UBS Securities LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be primary U.S. government securities dealers we will substitute therefor another primary U.S. government securities dealer reasonably acceptable to the Trustee.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or before 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means:

•
the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life (as defined above), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•
if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

(vi) (a) the Notes shall be issued in the form of a Global Note; (b) the Depositary for such Global Note shall be The Depository Trust Company; and (c) the procedures with respect to transfer and exchange of Global Notes shall be as set forth in the form of Note attached hereto;

(vii)	the title of the Notes shall be “____% Notes, Series __, due 20__”;

(viii)	the form of the Notes shall be as set forth in Paragraph 1, above;

(ix)	not applicable;

(x)	the Notes may be subject to a Periodic Offering;

(xi)	not applicable;

(xii)	not applicable;

(xiii)	not applicable;

(xiv)	the Notes shall be issuable in denominations of $1,000 and any integral multiple thereof;

(xv)	not applicable;

(xvi)	the Notes shall not be issued as Discount Securities;

        (xvii)       not applicable;

(xviii)	not applicable; and

        (xix)         Limitations on Liens:

So long as any of the Notes are outstanding, the Company will not create or suffer to be created or to exist any additional mortgage, pledge, security interest, or other lien (collectively “Liens”) on any of the Company’s utility properties or tangible assets now owned or hereafter acquired to secure any indebtedness for borrowed money (“Secured Debt”), without providing that such Notes will be similarly secured.  This restriction does not apply to the Company’s subsidiaries, nor will it prevent any of them from creating or permitting to exist Liens on their property or assets to secure any Secured Debt.  In addition, this restriction does not prevent the creation or existence of:

•
Liens on property existing at the time of acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise, or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any Liens to repairs, renewals, replacements substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto;

•	Financing of the Company’s accounts receivable for electric service;

•	Any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of liens permitted by the foregoing clauses; and

•	The pledge of any bonds or other securities at any time issued under any of the Secured Debt permitted by the above clauses.

In addition to the permitted issuances above, Secured Debt not otherwise so permitted may be issued in an amount that does not exceed 15% of Net Tangible Assets as defined below.

“Net Tangible Assets” means the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on the Company’s balance sheet, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the Company’s current liabilities appearing on such balance sheet.  For purposes of this definition, the Company's balance sheet does not include assets and liabilities of its subsidiaries.

This restriction also will not apply to or prevent the creation or existence of leases made, or existing on property acquired, in the ordinary course of business.

3.    You are hereby requested to authenticate $__0,000,000 aggregate principal amount of ___% Notes, Series __, due 20__, executed by the Company and delivered to you concurrently with this Company Order and Officers’ Certificate, in the manner provided by the Indenture.

4. You are hereby requested to hold the Notes as custodian for DTC in accordance with the Blanket Issuer Letter of Representations dated July 9, 2003, from the Company to DTC.

5. Concurrently with this Company Order and Officers’ Certificate, an Opinion of Counsel under Sections 2.04 and 13.06 of the Indenture is being delivered to you.

6. The undersigned ______________ and ____________, the Assistant Treasurer and Assistant Secretary, respectively, of the Company do hereby certify that:

(i)
we have read the relevant portions of the Indenture, including without limitation the conditions precedent provided for therein relating to the action proposed to be taken by the Trustee as requested in this Company Order and Officers’ Certificate, and the definitions in the Indenture relating thereto;

(ii)	we have read the Board Resolutions of the Company and the Opinion of Counsel referred to above;

(iii)	we have conferred with other officers of the Company, have examined such records of the Company and have made such other investigation as we deemed relevant for purposes of this certificate;

(iv)	in our opinion, we have made such examination or investigation as is necessary to enable us to express an informed opinion as to whether or not such conditions have been complied with; and

(v)
on the basis of the foregoing, we are of the opinion that all conditions precedent provided for in the Indenture relating to the action proposed to be taken by the Trustee as requested herein have been complied with.

Kindly acknowledge receipt of this Company Order and Officers’ Certificate, including the documents listed herein, and confirm the arrangements set forth herein by signing and returning the copy of this document attached hereto.

Very truly yours,

OHIO POWER COMPANY

By:           _______________________
Assistant Treasurer

And:           _______________________
Assistant Secretary

Acknowledged by Trustee:

DEUTSCHE BANK TRUST COMPANY AMERICAS

BY:  DEUTSCHE BANK NATIONAL TRUST COMPANY

By:           __________________
Authorized Signatory